The Board of Directors;
Zoom Telephonics, Inc.


The audits referred to in our report dated February 10, 1999, except for note 15, which is as of March 19, 1999, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, included in the annual report on Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (No. 33-42834, No. 33-90930 and No. 333-60565) on Form S-8 of Zoom Telephonics, Inc. of our report dated February 10, 1999, except for note 15, which is as of March 19, 1999, relating to the consolidated balance sheets of Zoom Telephonics, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Zoom Telephonics, Inc.




                                                      KPMG Peat Marwick LLP




Boston, Massachusetts
March 31, 1999